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                                 EXHIBIT 5


October 21, 1998


Zamba Corporation
7301 Ohms Lane, Suite 200
Minneapolis, MN 55439


Ladies and Gentlemen:

I am counsel to Zamba Corporation (the "Company") and am rendering this opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 912,818 shares of the Company's Common Stock, $0.01 par value, (the "Shares") pursuant to the exercise of outstanding options with respect to the common stock of QuickSilver Group, Inc., a California corporation ("QSG"), under the 1997 Stock Option Plan For Key Employees, Consultants And Directors Of QuickSilver Group, Inc. (the "Plan") and the terms and conditions of the certain Agreement and Plan of Merger and Reorganization among the Company, QuickSilver Acquisition Corp., a California corporation and a wholly-owned subsidiary of the Company, and QSG, dated as of July 6, 1998, as amended.

In connection with this opinion, I have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Zamba Corporation,

By: /s/ Ian Nemerov
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        Ian Nemerov
        Secretary and Attorney